EXHIBIT 2.4

AMENDMENT NO. 1
TO
MERGER AGREEMENT

This AMENDMENT NO. 1 TO MERGER AGREEMENT (this “Amendment”) is made effective as of August 31, 2017 by and among People’s Utah Bancorp, a Utah corporation (“PUB”), People’s Intermountain Bank, a Utah state bank (“PIB”), Town & Country Bank, Inc., a Utah state bank (“TC”) and the Shareholders’ Representative. PUB, PIB and TC are each referred to in this Amendment as a “Party” and collectively as the “Parties.”.

WHEREAS, the Parties are parties to that certain Merger Agreement dated as of May 31, 2017 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement to (i) make clear that the Parties desire for the Merger (as defined in the Merger Agreement) to close at a month-end, (ii) change the measurement date for TC Annualized Net Income (as that term is defined in the Merger Agreement) and (iii) change the date of TC’s balance sheet required to be delivered to PUB and PIB;

WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument in writing approved by the Parties and signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

Amendments of the Merger Agreement

Section 1.1Amendment of Title of Merger Agreement.  Effective immediately as of the date hereof, the title of the Merger Agreement shall be “Merger Agreement and Plan of Reorganization.”  The Merger Agreement shall be amended in each applicable location to reflect such title.

Section 1.2Amendment of Section 1.2.  Effective immediately as of the date hereof, the first paragraph of Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

1.2The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of PUB or at a location otherwise agreed upon by TC and PUB. TC and PUB agree that it is desirable for the Closing to occur at the end of a calendar month, and agree that the Closing will take place at the end of the calendar month occurring subsequent to the satisfaction or waiver of the conditions in Article 7; provided, however, that PUB and TC agree to close sooner than the end of such calendar month if waiting until end of such calendar month would have an adverse impact on either PUB or TC (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

Section 1.3Amendment of Section 2.1(k).  Effective immediately as of the date hereof, Section 2.1(k) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(k)“TC Annualized Net Income” means TC’s 2017 net income as of July 31, 2017, calculated in accordance with GAAP and annualized based upon a 365 day year.”

Section 1.4Amendment of Section 2.1(l).  Effective immediately as of the date hereof, Section 2.1(l) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(l)“TC Closing Capital” means (i) TC’s tangible common equity at the Closing, calculated in accordance with GAAP, plus (2) the TC Closing Capital Adjustment. An example of how TC Closing Capital shall be calculated (including certain adjustments that have been agreed to by the Parties but are not otherwise expressly stated in this Agreement) is set forth on Schedule 2.1(l).”

Section 1.5Amendment of Section 2.5.  Effective immediately as of the date hereof, Section 2.5 of the Merger Agreement is hereby amended and restated in its entirety to read in full as follows:

“2.5Determination of Purchase Price and Closing Capital.  No later than the twelfth (12th) Business Day before Closing, TC shall calculate in good faith the estimated Total Purchase Price and TC Closing Capital and shall provide PUB with a copy of the proposed TC financial statements for the month preceding the date of calculation (if not already provided in accordance with Section 6.3), together with internally prepared financial statements through the date of calculation, the impact of any pending adjustments required in the calculation of the TC Closing Capital, and any other documentation requested by PUB for purposes of confirming the amount of such Total Purchase Price and TC Closing Capital (including detail on the TC Transaction Expenses and TC Classified Asset and Nonaccrual Adjustment). PUB shall review such materials and, within seven (7) Business Days following receipt thereof, notify TC as to whether PUB accepts or disputes the amount of the Total Purchase Price and TC Closing Capital. If PUB disputes such calculation, it shall describe in its notice the specific changes or adjustments that must be made. If PUB and TC are unable to resolve such dispute through good faith negotiations within three (3) Business Days after delivery of PUB’s notice of objection, then the Effective Time shall be postponed and the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by, an accounting firm that is mutually and reasonably acceptable to the parties (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to PUB and TC the resolution of such disputed matters and the effect of such determinations on the calculation of the TC Closing Capital, and such determinations, as may be adjusted to reflect the delay in the Effective Time, if applicable, shall be final, binding and conclusive unless PUB and TC mutually agree upon a different amount. The fees and disbursements of the Independent Accountants shall be shared equally by PUB, on the one hand, and TC, on the other hand, and with respect to TC’s portion, shall be deducted from the TC Closing Capital. For purposes of this Agreement, “Business Day” shall mean any day other than Saturday, Sunday or a day on which banks in the state of Utah are required or permitted to be closed under federal or state law.

Section 1.6Amendment of Section 6.3.  Effective immediately as of the date hereof, Section 6.3 of the Merger Agreement is hereby amended and restated in its entirety to read in full as follows:

“6.3Financial Statements and Payroll Listings.  From the date of this Agreement until the Effective Time, TC shall furnish PUB and PIB with TC’s balance sheet as of the end of each calendar month and the related statements of income, within 15 days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the Latest TC Balance Sheet and the Related TC Statements and on a consistent basis during the periods involved and shall fairly present the financial position of TC as of the dates thereof and the results of operations of TC for the periods then ended, provided that such financial statements shall be subject to adjustments as provided by GAAP. TC shall also furnish PUB and PIB with TC’s balance sheet as of June 30, 2017, July 31, 2017 and, if the transactions contemplated by this Agreement have not yet closed by October 30, 2017, as of September 30, 2017, and the related statements of income for each quarterly or other period (together with the applicable balance sheet, the “Interim Financial Statements”), within 30 days after the end of each such quarterly or other period. The Interim Financial statements shall have been reviewed by TC’s outside accounts and shall reflect any material changes identified by such accountants during their review. TC shall make available to PUB and PIB TC’s payroll listings as of the end of each pay period, within one week after the end of such pay period.”

Section 1.7Amendment of Article VI.  Effective immediately as of the date hereof, Article VI of the Merger Agreement is hereby amended by adding the following new Section 6.18:

“6.18PIB Southern Utah Advisory Board.  After the Closing Date, PIB shall appoint two persons affiliated with TC to its Southern Utah Advisory Board, provided that the appointments must be reasonably acceptable to TC.”

Section 1.8Amendment of Section 7.2(b).  Effective immediately as of the date hereof, Section 7.2(b) of the Merger Agreement is hereby amended and restated in its entirety to read in full as follows:

Section 1.9“(b)[RESERVED]”

Section 1.10Amendment of Schedule 2.1(l).  Effective immediately as of the date hereof, Schedule 2.1(l) to the Merger Agreement is hereby replaced in its entirety with the new Schedule 2.1(l) attached to this Amendment.

SECTION 2

Miscellaneous Provisions

Section 2.1Effect of Amendment.  This Amendment is not to be construed as a waiver of any term, condition or provision of the Merger Agreement, and that except as expressly provided for by this Amendment, all terms and conditions of the Merger Agreement as amended by this Amendment shall remain in full force and effect, without any modification whatsoever.

Section 2.2Counterparts.  This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Merger Agreement effective as of the date first written above.

PEOPLE’S UTAH BANCORP
By:	/s/ Richard T. Beard
Name:	Richard T. Beard
Title:	President & CEO

PEOPLE’S INTERMOUNTAIN BANK
By:	/s/ Richard T. Beard
Name:	Richard T. Beard
Title:	CEO

TOWN & COUNTRY BANK, INC.
By:	/s/ Kurt C. Johnson
Name:	Kurt C. Johnson
Title:	Chairman of the Board

SHAREHOLDERS’ REPRESENTATIVE
By:	/s/ Jason Lindsey
Name:	Jason Lindsey, an individual

[Signature Page to Amendment No. 1 to Merger Agreement]